CONVECTOR CAPITAL MANAGEMENT, LP

III.	CODE OF ETHICS

This Code of Ethics was adopted as of November 4, 2013 and revised on December 1, 2014, by Convector Capital Management, LP an exempt reporting adviser reporting under the Investment Advisers Act of 1940 (“Adviser”). This Code is designed to ensure compliance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”), as applicable.

INTRODUCTION

Maintaining integrity, both personal and professional, involves more than a strict observance of the securities laws and regulations and the internal policies that implement them. Integrity involves an awareness and active support of the ethical principles that lie behind the legal rules. The interests of our clients always come first. Integrity also requires loyalty to the firm, fair and honest treatment of competitors and their clients, and respect and concern for fellow employees. Integrity is not an occasional requirement but a continuing commitment not to take inappropriate advantage of one’s position.

The Adviser firmly believe in the need to comply with federal and state law and the many government and self-regulatory organization regulations applicable to their businesses and to heighten the awareness of their employees to the ethical considerations and individual responsibilities those laws and regulations impose. The Adviser’s employees are expected to abide by the highest standards of ethical conduct in their relationships with each other, the firm, customers, competitors and the public. If an employee perceives lapses in those standards, he/she is expected to report them to the CCO. The CCO will respond promptly an employee’s concerns about possible violations of laws, rules and regulations.

The adoption and administration of the Code is predicated upon the following principles: (1) at all times the interests of the Advisers’ clients must be placed ahead of the interests of the Adviser and the Advisers’ personnel; and (2) all personal securities transactions by the Advisers’ personnel must be conducted consistent with applicable law and regulation and the general principles set forth in the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

Employees are required to promptly report to Compliance any violations of the Code.

A.	Defined Terms

Access Person means (i) any partner, officer, director, or employee of the Company, or other person who provides investment advice on behalf of the Company and is subject to the supervision and control of the Company and (ii) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings or who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

Beneficial ownership includes ownership by any person who, directly or indirectly,

through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

Covered Person means any director/manager, officer, employee or Access Person of the Company or its affiliates1.

Existing Position means a position held by a Covered Person prior to effectively becoming a Covered Person.

Investment Authority means the discretion to make decisions regarding any transaction of a security.

Personal Account means any account in which a Covered Person has any beneficial ownership.

Reportable Security means all securities as defined in Section 202(a)(18) of the Advisers Act.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Reportable Fund means any registered fund managed or controlled by the Company or a registered fund whose adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company.

Sector means the particular industry sector(s), which a Covered Person focuses on in carrying out his or her duties at Convector.

Prohibited Security means a security as defined in section 202(a)(18) of the Act (15

U.S.C. 80b-2(a)(18)),

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put,

1	Advisory affiliate is defined as: (1) all of the Adviser’s current employees (other than employees performing only clerical, administrative, support or similar functions); (2) all of the Adviser’s officers, partners, or directors (or any person performing similar functions); and (3) all persons directly or indirectly controlling the Adviser or controlled by the Adviser.

call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Except for a security defined below as a Permissible Security. Note that single name equities and derivatives thereof are included among Prohibited Securities.

Permissible Security means the following securities as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) unless such security is a Restricted Security as defined below:

(i)	Direct obligations of the Government of the United States;

(ii)	Bank certificates of deposit, commercial paper, municipal debt;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds, such as mutual funds or open-end ETFs (funds that redeem their shares at a NAV calculated at day’s-end rather than those traded in a secondary market), other than a Reportable Fund;

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds;

Compliance, in conjunction with the management of the Company, can further prohibit or limit trading of a particular type of security or instrument if it determines that such trading may result in a conflict of interest.

Other Permissible Security means the following securities:

(i)	Exchange-traded closed-end funds (funds that trade intra-day in a secondary market) that invest in an underlying broad basket of securities as described in C (6) below;

(ii)   Private placements described in section C (7) below; and (iii)Corporate debt described in section C (8) below.

Restricted Security means any security that Compliance has added to the Company’s Restricted List after consultation with the management of the Company.

B.	Applicability of Code of Ethics

Shareholder and Client Interests Come First. Every Covered Person owes a fiduciary duty to the Clients. This means that in every decision relating to investments, every

Covered Person must recognize the needs and interests of the Clients, and be certain that at all times the interests of the Clients are placed ahead of any personal interest.

Avoid Actual Potential Conflicts of Interest. The restrictions and requirements of the Code are designed to prevent behavior, which actually or potentially conflicts, or raises the appearance of actual or potential conflict, with the interest of the Client. The personal securities transactions of Covered Persons are required to be conducted in a manner consistent with both the letter and spirit of the Code, including these principles, to ensure the avoidance of any such conflict of interest, or abuse of an individual’s position of trust and responsibility.

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•	A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

•	Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a material beneficial interest in which the Covered Person exercises effective control as determined by Compliance.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by Compliance

C.	Restrictions on Personal Investing Activities

1.	General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.	Volume. The execution of personal securities transactions, whether requiring preclearance or not, should be conducted on a limited basis and must not interfere with a Covered Person’s day to day employment responsibilities.

3.	Prohibitions on Trading in Personal Account. A Covered Person shall not execute any personal securities transaction of any kind in any Prohibited Securities or Other Permissible Securities, except to the extent that Compliance and the Chief Investment

Officer has given express prior approval for each particular transaction. A Covered Person shall obtain such pre-clearance on any Existing Positions that he or she held prior to effectively becoming a Covered Person.

4.	Prohibitions on Trading in Securities on the Restricted List. A Covered Person shall not execute any personal securities transaction of any kind (including related derivative transactions) in any securities on the Restricted List.

5.	Discretionary Accounts. A Covered Person may hold or acquire beneficial ownership of securities held in a discretionary account that is managed by a third party trading manager.

6.	Closed-end ETFs. A Covered Person may buy or sell closed-end ETFs. However, purchases or sales will require Compliance pre-clearance as follows:

•	Sector-based ETFs that are traded within any Company portfolio; and
•	Broad-based ETFs that are traded within any Company portfolio.

7.	Private Placements and Investment Opportunities of Limited Availability. A Covered Person shall not acquire any beneficial ownership in any securities of a partnership, corporation or other entity; any private placement of securities; or investment opportunity of limited availability, unless Compliance has given express prior written approval.

8.	Corporate Debt. Notwithstanding Section 2 above (restricting transactions of Other Permissible Securities) a Covered Person may not buy or sell any corporate debt or derivatives thereof unless Compliance has given express prior written approval.

9.	Futures Contracts. A Covered Person shall not acquire any beneficial ownership in any futures contracts unless Compliance has given express prior approval.

10.	Service on Boards of Directors. A Covered Person shall not serve as a director (or similar position) on the board of any company unless the Covered Person has received written approval from Compliance.

11.	Gifts. Covered Persons are prohibited from accepting any gift greater than $50, $250 annual limit, in value from any person or company that does business with the Company or a private investment vehicle managed by the Company. Unsolicited business entertainment, including meals or tickets to cultural and sporting events is permitted if they are not so frequent or of such high value as to raise a question of impropriety. A Gift and Entertainment Activity report (Annex C) should be completed within ten business days following a reportable event and will be kept on file to track this activity. Tickets to cultural and sporting events can be accepted and used only if accompanied by the company or business that offered the tickets.

12.	Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Company or serving as a trustee for third parties unless Compliance pre-clears the arrangement in writing and finds that the arrangement would not harm any client. Compliance may require the Covered Person to report transactions on a Pre-clearance Form (Annex D) for such accounts and may impose such conditions or restrictions as are warranted under the circumstances.

D.	Reporting of Potential Violations

1.	Quarterly Reporting of Transactions. All Covered Persons must arrange for a duplicate report of their securities transactions to be provided to Compliance no later than 30 days after the end of each calendar quarter. The report must set forth each transaction in a reportable security in which the Covered Person had any beneficial interest during the period covered by the report. In the event a statement(s) of transactions cannot be obtained and submitted, a form of quarterly report is set forth as Annex E.

2.	Annual Reporting of Brokerage Accounts. In furtherance of Rule 204-2(a)(12) of the Advisers Act, as amended, each Employee is required to identify to Compliance upon hire, and thereafter at least annually, all brokerage accounts that constitute Personal Accounts with respect to such Employee. To that end, each Employee shall be treated as “Access Persons” under the Rule.

3.	New Accounts. Each Covered Person must notify Compliance promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

4.	Annual Certification. Each Employee shall at least annually sign a written statement in the form of Annex A attached hereto certifying, among other things, that he or she has reported all personal Securities transactions.

5.	Reporting Potential Violations. Covered Persons must report immediately any suspected violations to Compliance.

E.	Recordkeeping

The Compliance Officer shall keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all periodic reports of Covered Persons, copies of all pre- clearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

All periodic reports of Covered Persons may be kept electronically in a computer database.

F.	Oversight of the Code of Ethics

Acknowledgment. Compliance shall distribute a copy of the Code of Ethics to all Covered Persons. Compliance will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt and understanding of this Code of Ethics by signing the form of acknowledgment, Annex A, attached hereto, or such other form as may be approved by Compliance.

Training. All new Covered Persons will be trained, as appropriate, regarding the requirements of this Code. In addition, Covered Persons will receive periodic updates, as appropriate, regarding compliance with this Code.

Review of Transactions. The Chief Compliance Officer will review each Covered Person's Personal Account transactions on a regular basis and compare them with transactions made by the Company for its clients and against the list of Restricted Securities. Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to senior management of the Company. A senior Officer of the Company will review the Personal Account transactions and pre-clearance requests of the Chief Compliance Officer. Any issues arising out of the review of the Chief Compliance Officer’s Personal Account transactions or pre-clearance forms will be escalated to senior management.

Sanctions.

Upon discovering a violation of this Code, a Covered Person is required to immediately report such violation to the CCO. The CCO is required to respond promptly to any suspected violation of the Code.

Upon discovering a violation of this Code, the Advisers may impose such sanctions as they deem appropriate, including, among other things, a letter of sanction, suspension or termination of the employment of the violator. In addition, violations of the provisions regarding personal trading will presumptively be subject to being reversed in the case of a violative purchase, and to disgorgement of any profit realized from the position by payment of the profit to any Client disadvantaged by the transaction, or to a charitable organization, as determined by the Advisers, unless the violator establishes to the satisfaction of the Advisers that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.

Authority to Exempt Transactions. Compliance has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not present any conflicts of interest. For any exemption granted, the Compliance Officer shall prepare and file a written memorandum describing the circumstances and reasons for the exemption, along with the completed Pre-clearance Form submitted by the Covered Person.

G.	Confidentiality

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.